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                                                                   Exhibit 99.1

[Valentis, Inc. Letterhead]

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
Contacts: VALENTIS, INC.                    BURNS MCCLELLAN, INC.
          Bennet Weintraub                  John Nugent (investors)
          CFO & Vice President, Finance     (212) 213-0006
          (650) 697-1900 x 214              Mike Sinclair or Stephanie Diaz (media)
          bweintraub@valentis.com           (415) 352-6262
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FOR IMMEDIATE RELEASE

                      MEGABIOS AND GENEMEDICINE COMPLETE MERGER
                     COMBINED COMPANY TO BE NAMED VALENTIS, INC.

BURLINGAME, CALIF., MARCH 19, 1999 -- Megabios Corp. (NASDAQ:MBIO) and GeneMedicine Inc. (NASDAQ:GMED) announced today the completion of the merger of the two companies. The combined company intends to operate under the new name of Valentis, Inc. in the near future.

"The merger of Megabios and GeneMedicine creates a new company with a stronger and broader technology platform, outstanding partners and a diversified portfolio of products in clinical and preclinical development," said Benjamin F. McGraw, III, Chairman, President and CEO of Megabios. "We believe the combination of these companies will result in Valentis emerging as the obvious partnering choice for biotechnology and pharmaceutical companies pursuing plasmid-based gene medicines."

The technology focus of Valentis (the combination of Megabios and GeneMedicine) will continue to be gene delivery and its applications in the development of gene medicines for diseases with high unmet medical need. Valentis has seven products in clinical development. In oncology, the Company is developing interleukin-2 (IL-2) and alpha interferon (INF-a) in a partnership with Hoffman La Roche and a combination of IL-2 and superantigen-B (IL-2/SEB) under a grant from the National Cancer Institute. In the cardiovascular area, the Company has a vascular endothelial growth factor (VEGF) in two physician-sponsored phase II trials for peripheral vascular disease and coronary artery disease. In the pulmonary field, Valentis has completed a phase I/II trial of alpha-1 antitrypsin (AAT), and has a cystic fibrosis product in clinical development with Glaxo Wellcome.

The Company also has a number of products in preclinical development including IL-12 and cytokine combinations for cancer applications with Roche and partnerships with Eli Lilly for the development of BRCA-1 for breast and ovarian cancer, Heska for animal health products and Merck for the Company's GeneSwitch-TM- technology.

Valentis, through its partnership with DSM Biologics, offers a complete solution for manufacturing ultra-pure plasmids from laboratory scale through commercial-level production. This partnership is currently marketing the manufacture of plasmid DNA to the biotechnology and pharmaceutical industries. This creates near term revenue opportunities in advance of the launch of commercial gene medicines.

Megabios is a leader in the field of gene medicines. The Company develops proprietary gene delivery systems and applies its preclinical and early clinical development expertise to create gene-based products. The Company's core technologies include multiple gene delivery and gene expression systems, each able to be applied to specific clinical targets. These technologies are covered by a broad patent portfolio that includes issued U.S. and European claims for the use of any cationic lipid combined with DNA and administered by injection or inhalation, the most common routes of administration in gene therapy. The Company's commercial strategy is to enter into corporate partnerships for full-scale clinical development and marketing and sales of products. The company is in the process of establishing a new website at www.valentis.com. Additional information can be found at www.megabios.com and www.gmed.com.

Statements in this press release that are not strictly historical are "forward looking" statements as defined in the Private

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Securities Litigation Reform Act of 1995.  There can be no assurance that
Megabios will be able to develop any commercially viable gene-based therapeutic for breast or ovarian cancer or other diseases, that any of the programs will be partnered with a pharmaceutical partner, that necessary regulatory approvals will be obtained or that any clinical trials will be successful. The actual results may differ from those projected in forward-looking statements due to risks and uncertainties that exist in the Company's operations and business environment. These are described more fully in the Megabios and GeneMedicine Combined Proxy Statement dated February 12, 1999, and the Megabios and GeneMedicine annual reports on Form 10-K for the periods ended June 30, 1998 and December 31, 1997, respectively, filed with the Securities and Exchange Commission.